EXHIBIT 10.2

CONTRACT AGREEMENT
Appointment of Production and Consulting Services

July 14, 2011

This Contractual Agreement is executed on July 14, 2011, between Moving Box Entertainment, LLC. With offices located at 222 E. Jones Ave., Wake Forest, NC 27587, herein referred to as "7W" and 7 Worldwide Inc.jwith offices located at 704 Richland Bluff CT. Wake Forest NC 27587 herein referred to as "7W". This is the appointment of Moving Box Entertainment, LLC to be the production and media consultant company for the development and creation of content for 7 worldwide Inc.

CONTRACT AGREEMENT:

7W agrees to appoint MBE to be the production company for the development, consulting and production and postproduction of content.

GENERAL TERMS:

This appointment is for services only of the content by MBE for 7W. It is in no way, nor does it imply or confirm the transfer of any rights, privileges or ownership to MBE by 7W for producing the content. MBE further agrees that it is only being contracted to produce the content. This contract shall be for a period of twelve months (12 months) with an option for a second term of 12 months. Either party can cancel at any time.

7W AGREES TO:

1)	Pay the consulting fee of $26,000.00/mo = $312,000.00 plus incidentals for consulting development of content.
2)	Develop budget for the production of the content.
3)	Provide overall direction and ideas
4)	Work with MBE on strategies and overall goals.

MBE AGREES TO:

1)	Provide monthly consulting on the development of content
2)	Provide 7W with Marketing Materials
3)	Provide 7W with a distribution strategy
4)	Provide 7W with ways to maximize the of its developed content
5)	Manage projects from development to completion.
6)	Oversea 3rd party work.

Terms and Conditions

The above proposal is private and the intellectual content is to remain confidential for the purpose of securing a mutually beneficial undertaking for both parties.

1.
Notices. All notices, demands or consents required or permitted under this Agreement will be in writing and will be delivered, sent by facsimile or mailed certified return receipt requested to the respective parties at the addresses set forth above or at such other address as such party will specify to the other party in writing. Any notice required or permitted by the provisions of this Agreement will be conclusively deemed to have been received on the day it is delivered to that party by U.S. Mail with acknowledgment of receipt or by any commercial courier providing equivalent acknowledgment of receipt.

2.
Governing Law. The Uniform Commercial Code as enacted by the State of North Carolina will govern this Agreement, and all rights and obligations of the parties. Any disputes hereunder will be heard in the appropriate federal and state courts located in Wake County, NC.

3.
Entire Agreement. The parties acknowledge that this Agreement expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section. The parties further acknowledge that this Agreement terminates and otherwise renders null and void any and all prior or contemporaneous agreements or contracts, whether written or oral, entered into between the Buyer and the Seller with respect to the matters expressly set forth in this Agreement.

We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

Moving Box Entertainment, LLC	7 Worldwide Inc.

Andreas Wilcken Jr. Moving Box Entertainment, LLC	Michael Davis 7 Worldwide Inc.